UNITED-STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    October 14, 2015

UNITED-GUARDIAN, INC. (Exact name of Registrant as Specified in Charter)

DELAWARE	1-10526	11-1719724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 Marcus Boulevard, Hauppauge, New York		11788
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:		(631) 273-0900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 2, 2015, Christopher W. Nolan, Sr., an independent member of the Registrant’s board of directors (the “Board”) and member of the Registrant’s audit committee (“Audit Committee”), resigned from the Board. The Registrant received formal notice of Mr. Nolan’s resignation on October 4, 2015. Mr. Nolan informed the Registrant that his decision to resign was based solely on personal reasons, and did not involve any disagreement with the Company, the Company's management, or the Board of Directors. Specifically, Mr. Nolan informed the Registrant that he was joining the Corporate Finance group of Pricewaterhouse Coopers (“PwC”), which has strict independence requirements that restrict an employee from being on the board of directors of a public company.

On October 6, 2015, pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant filed a Form 8-K with the United States Securities and Exchange Commission to provide notice of Mr. Nolan’s resignation.

On October 9, 2015, the Registrant notified The Nasdaq Stock Market (“Nasdaq”) of Mr. Nolan’s resignation, and of the fact that the Registrant’s Audit Committee was composed now of only two members instead of the three required by Nasdaq’s Listing Rule 5605(c)(2)(A).

On October 15, 2015 the Registrant received from the staff of the Listing Qualifications Department of Nasdaq a letter dated October 14, 2015 (the “Staff Letter”) confirming receipt of the Registrant’s notice to Nasdaq of Mr. Nolan’s resignation, and indicating that, as a result of Mr. Nolan’s resignation, the Registrant was no longer in compliance with Listing Rule 5605(c)(2)(A), which requires that the Registrant’s Audit Committee be composed of at least three independent directors.

Consistent with Listing Rule 5605(b)(1)(A), the Staff Letter indicated that Nasdaq will provide the Registrant a cure period in order to regain compliance with the Audit Committee requirement noted above. Pursuant to the Staff Letter, the Registrant will have until the Registrant’s next annual shareholders’ meeting, expected to take place in May 2016, to regain compliance. The Registrant fully intends to regain compliance with the Audit Committee requirements set forth in Nasdaq Listing Rule 5605(c)(2)(A) before such cure period ends, to ensure continued listing on Nasdaq.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED-GUARDIAN, INC.

	By:	/s/ Kenneth H. Globus
	Name:	Kenneth H. Globus
	Title:	President

October 16, 2015